Exhibit 99.2
                                                                    ------------


Silverstar Holdings Enters Into an Agreement to Acquire Strategy First


[COMPANY'S LOGO]                   BOCA RATON, FL -- (MARKET WIRE) -- 02/28/2005
                                   -- Silverstar Holdings, Ltd.
                                   (NASDAQ: SSTR) announced today that it has entered into an agreement to acquire
                                   Strategy First, Inc.

The proposed acquisition of Strategy First will be a further strategic step towards broadening Silverstar's exposure to the electronic game industry. Upon closing, Silverstar will operate in the online fee-based sports business, through its subsidiary Fantasy Sports, Inc., and in the PC strategy game business through Strategy First, a well established mid-market developer and publisher in this segment.

Strategy is currently subject to the jurisdiction of the Montreal bankruptcy court and therefore closing of this transaction is subject to a number of conditions. Among them, acceptance of the plan of arrangement by the majority of Strategy First's secured and unsecured creditors, as well as other conditions related to Strategy First's current operations.

The agreement calls for the payment to Strategy First's creditors of approximately $600,000 in cash and the issuance of $500,000 in Silverstar Holdings common shares, as well as additional common shares to be issued based upon future performance.

Should the contingent conditions be met, the transaction is expected to close in April 2005.

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company, focusing on acquiring controlling positions in high-growth fee-based businesses that stand to benefit from the economies of scale generated by Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee based NASCAR related and other fantasy sports games, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

About Strategy First

Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Founded in 1990, the company has grown rapidly, publishing major games in the industry and simultaneously developing its own in-house titles such as "O.R.B." and "Disciples II." After winning numerous awards for games such as "Disciples: Sacred Lands," "Kohan: Immortal Sovereigns," "Steel Beasts," "Galactic Civilizations," and "Jagged Alliance," Strategy First continues to push the gaming envelope with its own groundbreaking titles, while maintaining its reputation as a unique alternative for independent developers seeking to market their games to a worldwide audience. www.strategyfirst.com.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
Contact:

Clive Kabatznik
Silverstar Holdings
(561) 479-0040
clive@silverstarholdings.com